Exhibit 10.3

[LOGO OF MILLER]

E s t a b l i s h e d 1972	The Miller Group

Miller Management Corporation

Miller Capital Corporation

Miller Investments

August 22, 2003

Mr. Richard Kozuback

President and Chief Executive Officer

GLOBAL ENTERTAINMENT CORPORATION

4909 East McDowell Road, Suite 104

Phoenix, Arizona 85008-4293

Re: Third Renewal Agreement

Dear Rick:

It has been our pleasure to work with you and to have Global Entertainment Corporation as a client since 1999. We are pleased to enter into this our third renewal of the original agreement dated October 8, 1999. This agreement (the “Agreement”) shall become effective upon the closing of the Agreement and Plan of Merger and Reorganization between Global Entertainment Corporation, Global Entertainment Acquisition Corp. and Cragar Industries, Inc., dated June 13, 2003 (the “Effective Date”).

Therefore, this letter sets forth the third renewal of the exclusive financial advisory agreement between Miller Capital Corporation, an Arizona corporation (“MCC”), and Global Entertainment Corporation, a Nevada corporation, (hereinafter “Global” or the “Company”) in connection with MCC acting as a management consultant to the Company and the exclusive financial advisor for Global, its subsidiaries and any new enterprise established and owned by the Company, existing or proposed, for such consulting and financing services as required by the Company, which services are to include negotiating and exploring financings as may be required for Global or any new entity (“Entity”) created to finance and operate developments by the Company, and when applicable to serve as Investor Relations Counsel to Global, a public company, during the term of this Agreement. MCC will assist Global as their management consultant and exclusive financial advisor, and investor relations counsel as detailed in this Agreement.

I.	RESPONSIBILITIES OF MCC

Subject to the terms and conditions hereof, MCC services will include, among other things, management consulting services that encompass reviewing the Company’s financial position and projections relating to the Company’s capital requirements, analyzing the pro forma effects of a financing on such projections, rendering advice on methods of structuring financing, assisting the Company in approaching and negotiating

4909 East McDowell Road • Phoenix Arizona 85008 • Telefax (602) 225-9024 • email tmg(@themillergroup.net • www.themillergroup.net with selected enterprises or individuals for potential equity or debt investment (“Financing”) and, when applicable, MCC will also provide critical investor relations services that a developing public company requires.

It is expressly acknowledged and agreed by the parties hereto that MCC’s obligations do not insure the successful negotiation of or obtaining of any type of Financing for the Company and any efforts for obtaining financing shall be on a “best efforts” basis only. MCC is not registered with the Securities and Exchange Commission (SEC) as a broker/dealer or a member of the National Association of Securities Dealers (NASD). MCC’s principal is a registered member in good standing of the Institute of Management Consultants headquartered in Washington, D.C.

It is expressly acknowledged and agreed by the parties hereto that MCC and employees of MCC are independent contractors and are not employees or officers of the Company.

II.	INFORMATION

In connection with MCC’s activities on behalf of the Company, the Company will continue to furnish MCC with all information concerning the Company (“Information”) which MCC reasonably deems appropriate and will provide MCC with reasonable access to accountants and counsel of the Company. The Company and its officers represent that all Information relating to the Company, including but not limited to the Company financial statements, made available to MCC by the Company will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to avoid making the statements therein misleading. In rendering its services hereunder, MCC will be using and relying primarily on the Information without independent verification thereof, and MCC does not assume responsibility for the accuracy or completeness of the Information.

MCC will accept and hold such Information in complete confidence for their use as contemplated hereby. MCC will only disclose the Information to prospective investors or their employees, attorneys, accountants, agents, bankers, or advisors and consultants who shall reasonably need to know the Information in order to assist MCC or the Company.

The aforesaid confidentiality obligations assumed by MCC hereunder will not apply to any Information which is presently in or subsequently becomes part of the public domain or is otherwise generally known through no fault of MCC or is obtained from any third party which is lawfully in possession and permitted to provide such Information.

III.	COMPENSATION

In consideration of our services as set forth above, as of the Effective Date, MCC shall be entitled to receive, and Global agrees to pay to MCC the following:

A.	MCC will be retained as the Company’s financial management consultant and exclusive financial advisor for a monthly fee of $12,500 for a period of twenty-four (24) months with the initial monthly fee due on the Effective Date and payable monthly in advance thereafter. Effective with the acceptance of this renewal, MCC’s services will encompass the multiple of tasks that are associated with being a public company. The monthly fee includes MCC’s services as Investor Relations Counsel to the Company;

B.	MCC will receive a success fee (“Success Fee”) in the form of a cash payment in the amount of ten (10%) percent of the gross proceeds of any private placement of equity Financing, and a Success Fee in the form of a cash payment in the amount of four (4%) percent of the gross proceeds of any public equity Financing (public offering) or public debt Financing. For assistance in arranging private debt Financing (other than bank or similar loans in the ordinary course of business), including convertible debt, debt with warrants, debt with equity incentives to the lender, or any other form of equity, debt or guarantees obtained by or invested in the Company, MCC will receive a Success Fee in the form of a cash payment in the amount of three (3%) percent. Success fees are payable upon closing or receipt of funds by the Company;

C.	MCC will receive as a fee for its services in the capacity of advisor to the Company in a merger or acquisition transaction of the Companies based on the Lehman formula according to the following standard:

5% of the consideration from $1 and up to $3,000,000, plus

4% of the consideration in excess of $3,000,000 and up to $6,000,000, plus

3% of the consideration in excess of $6,000,000 and up to $9,000,000, plus

2% of the consideration in excess of $9,000,000 and up to $12,000,000, plus

1% of the consideration in excess of $12,000,000;

D.	Global shall have sole discretion in determining what constitutes an acceptable Financing as contemplated by this Agreement. MCC shall earn the Success Fee only upon the closing or receipt of funds from a Financing or the completion of a merger or acquisition transaction as described in Section III. B. and C. and not merely for presenting a financing option or prospective investor that in the Company’s sole discretion is unacceptable; and

E.	On the Effective Date of this Agreement, MCC will receive a warrant to purchase a total of 20,000 shares of the Company’s common stock (the

“Warrant”) at a price of $3.50 per share pursuant to the terms set forth in the Warrant Agreement attached hereto as Exhibit A (the “Warrant Agreement”). The Warrant will have a cashless exercise feature, will expire five (5) years from the date of grant and will include priority “Piggy Back” registration rights for MCC on any future public registration filings, subject to normal and customary exceptions as set forth in the Warrant Agreement.

IV.	EXCLUSIVITY

A.	From the Effective Date of this Agreement, the Company and its officer will not engage any other person or entity to serve as its agent or representative to provide services similar to those to be provided by MCC through the term of this Agreement without the prior written consent of MCC.

B.	If for a period of two (2) years after successfully closing a Financing, as contemplated under this Agreement, the Company desires to commence any Transaction (as hereinafter defined), MCC shall have the right of first refusal to act as the Company’s financial advisors to arrange for placement agents or underwriters, as the case may be, with respect to any such Transaction or Transactions, at rates competitive with other parties. For purposes of this Agreement, the term “Transaction” shall include each of the following; the purchase, sale, merger, consolidation or any other business combination, in one or a series of transactions, involving the Company or one of the organizations comprising the Company, or any sale of securities of the Company or a New Entity, as described below, effected pursuant to a private sale or an underwritten public offering.

C.	If the Company decides to actively pursue any such Transaction, and MCC exercises its right of first refusal provided hereunder, MCC and the Company will enter into an agreement appropriate and customary for services and compensation that is competitive to market conditions at the time, containing provisions for, among other things, compensation, indemnification, contribution, and representations and warranties, which are usual and customary for similar agreements entered into by MCC or other intermediaries acting in similar transactions. The Company agrees that they will not enter into any such Transaction unless MCC has waived its right of first refusal with respect thereto or prior to or simultaneously with the consummation of such Transaction, adequate provision is made with respect to the payment of compensation to MCC, as contemplated hereby.

V.	ASSIGNMENT AND TRANSFER OF OBLIGATIONS

In the event that the Company or one of the organizations comprising the Company contributes, pledges, guarantees or otherwise conveys any of its assets (including without limitation the assets of its subsidiaries or affiliates) to, or incurs any liabilities on behalf of, or grants the authority to operate its business(es) or affiliated business(es) to: a new entity, whether a corporation, partnership, sole proprietorship, or natural person (“New Entity”) for the purpose of obtaining Financing as contemplated by this Agreement, then MCC will be compensated by the Company, as more fully described in Section III, above, for whatever funds were received by the New Entity on the same basis as if the funds were invested directly in the Company or one of the organizations comprising the Company. The parties further agree that all MCC’s rights and obligations under this Agreement will be equally binding upon New Entity and that the Company will not enter into or create any agreement, undertaking or legal obligation with a New Entity without requiring said New Entity to accept and satisfy MCC’s rights and obligations under this Agreement as if they were their own.

VI.	TWO YEAR PROVISION

If, within two (2) years from the termination of this Agreement, the Company or one of the organizations comprising the Company or its officers consummate any Financing with any party to whom the Company or its officers were introduced by MCC, or who was contacted by MCC in connection with its services for the Company hereunder, or who received information prepared by MCC in connection with the Financing (“Qualified Prospect”), then the Company shall pay to MCC the compensation detailed in Section III above. For this purpose, within twenty (20) days of each quarter end of this Agreement, MCC shall provide the Company with a list of Qualified Prospects MCC contacted in connection with the matters encompassed by this Agreement.

VII.	EXPENSE REIMBURSEMENT

The Company agrees to reimburse MCC all amounts due and owing MCC, under the terms of this Agreement, no later than fifteen (15) days after receiving an invoice for all customary or reasonable out-of-pocket expenses including but not limited to, the cost of telephone calls, travel, facsimile transmissions, translation, interpretation, paper duplication, due diligence reports, postage and delivery services, or fees of counsel, incurred in connection with the performance by MCC of its duties as contemplated by this Agreement. All out-of-town travel, counsel or third party consultant fees, and other significant expenses (over $1,000) will be approved by the Company in advance. The Company will make arrangements directly with, and be responsible for, costs of accountants, appraisers, counsel and other experts and for the costs of printing and circulating a business plan, memorandum or other documents prepared in connection with performing appropriate due diligence of this Financing.

VIII.	TERMINATION

This Agreement shall terminate twenty-four (24) months from the signing of this Agreement unless extended pursuant to the terms of Paragraph IV, above or unless terminated by the Company for cause. Cause shall be the gross negligence, willful misconduct, violation of law or breach of this Agreement by MCC. MCC shall be paid by the Company all fees earned through the date of the act which causes the termination of this Agreement together with reimbursement of all expenses due hereunder. All such fees and reimbursement due MCC shall be paid on or before the Termination Date. Notwithstanding anything expressed or implied herein to the contrary, the terms and provisions of Sections II, IV, V, VI, VII, IX, X, XI, XII, XIII, XIV, XV, XVI and XVII shall survive the termination of this Agreement except that Sections IV, VI and XVI will not survive a termination for cause.

IX.	INDEMNIFICATION

Since we will be acting on your behalf, it is our practice to receive indemnification. The Company agrees to indemnify and hold harmless MCC against any and all losses, claims, damages, liabilities or costs (and all actions in respect thereof and any reasonable legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including the costs of investigating, preparing or defending any such action or claim, in connection with litigation in which MCC is a party or otherwise required to participate, as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of (a) any Financing (as defined in or contemplated by this engagement letter agreement, as it may be amended from time to time (the “Agreement”)), or (b) MCC’s acting for the Company, including, without limitation, any act or omission by MCC in connection with its acceptance of or of the performance of its obligations under the Agreement; provided, however, such indemnity agreement shall not apply to any such loss, claim, damage, liability or cost to the extent it is found to have resulted from the gross negligence, willful misconduct, violation of law or breach of this Agreement of MCC, as to which MCC shall indemnify the Company. The Company also agrees that MCC shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of MCC, except for any such liability for losses, claims, damages, liabilities or expenses that is found to have resulted primarily and directly from MCC’s gross negligence, willful misconduct, violation of law or breach of this Agreement.

This Indemnification Agreement shall be in addition to any liability which a party may otherwise have to the other party or its affiliates, and the indemnification provided for shall extend to officers, employees, agents, legal counsel and controlling persons of a party within the meaning of the Securities Act of 1933, as amended. All references to a party in this indemnification provision shall be understood to include any of the foregoing.

If any action, proceeding, or investigation is commenced or claim is made as to which a party proposes to demand indemnification, it will notify the other party with reasonable promptness. The indemnifying party reserves the right to assume the defense of the indemnified party with counsel of its choosing, which counsel shall be reasonably acceptable to the indemnified party. The indemnifying party will be liable for any settlement of any claim against the indemnified party. However, the indemnified party may not settle any claim without the consent of the indemnifying party.

No person found liable for fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, MCC shall not be obligated to contribute any amount under this Agreement that exceeds the amount of fees MCC previously received pursuant to this Agreement.

If the indemnification provided for in this Indemnification Agreement shall for any reason be unavailable to a party in respect of any loss, claim, damage, or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage, or liability, or any action in respect thereof (i) in such proportion as shall be appropriate to reflect the relative benefits received by the parties from the applicable Financing, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i), but also the relative fault of the parties, with respect to the actions or inactions (including statements and omissions) that resulted in such loss, claim, damage, or liability, or any action in respect thereof, as well as any other relevant equitable considerations.

X.	ENTIRE AGREEMENT

The parties agree that this Agreement dated August 22, 2003, embodies the entire agreement and understanding of the Parties and supersedes all previous agreements, and that no understandings or agreements, verbal or otherwise, exist between the Parties except as set forth in this Agreement. Any modifications to the Agreement must be reduced to writing, signed by both Parties, and attached to the Agreement to be effective.

XI.	SEVERABILITY

Should any section or any part of any section of the Agreement be rendered void, invalid, or unenforceable by any court of law, for any reason, such a determination shall not render void, invalid, or unenforceable any other section or any part of any section in the Agreement.

XII.	SURVIVAL OF REPRESENTATIONS

Each Party, for itself, and its successors, heirs, executors, administrators, representatives, insurers, agents, and assigns, covenants and agrees that all representations made hereunder and obligations created hereunder shall apply to their successors and assigns; provided, however, that MCC shall not assign this Agreement to a third party without the prior written consent of a duly authorized representative of the Company, which consent shall not be unreasonably withheld.

XIII.	NOTICES

Any required notices under this Agreement shall be made by overnight courier or certified mail, postage prepaid and return receipt requested as follows:

If to MCC:

Rudy R. Miller

Chairman, President and Chief Executive Officer

Miller Capital Corporation

4909 East McDowell Road

Phoenix, Arizona 85008-4293

If to Global:

Rick Kozuback

President and Chief Executive Officer

Global Entertainment Corporation

4909 East McDowell Road, Suite 104

Phoenix, Arizona 85008-4293

XIV.	CHOICE OF LAW

The validity and interpretation of this Agreement shall be governed by the laws of the State of Arizona, without giving effect to the State of Arizona’s choice of law principles, and all actions arising under this Agreement or arising out of the operative facts represented by services performed pursuant to this Agreement shall be resolved in the courts of the State of Arizona.

XV.	HEADINGS

The headings are for informational purposes only and shall not constitute a part of this Agreement.

XVI.	PUBLICITY

Upon advance written notice and opportunity to review, the Company agrees that MCC may prepare a tombstone or other similar announcements with respect to completed Financings and the Company grants MCC the right to include the Company’s corporate name or logo in any announcements or other publicity including tombstones and advertising related materials.

XVII.	NO WAIVER OF BREACH

Waiver of any one breach of the provisions of this Agreement shall not be deemed a waiver of any other breach of the same or any other provision of this Agreement.

AGREED AND ACCEPTED:

Please confirm that the foregoing correctly sets forth our mutual understanding by signing and returning the copy of this agreement provided for that purpose.

GLOBAL ENTERTAINMENT CORPORATION		MILLER CAPITAL CORPORATION
RICHARD KOZUBACK		RUDY R. MILLER

By:		By:	/s/ RUDY R. MILLER
Title:	President and Ceo	Title:	Chairman, President and Ceo

Date:		Date:	September 22, 2003